Exhibit 99.1

IFF Reports Fourth Quarter and Full Year 2012 Results

Fourth Quarter Local Currency Sales Up 8% and Adjusted EPS up 12%

Full Year Local Currency Sales Up 4%; Reported Sales up 1%

Full Year Adjusted Earnings per Share Increased 6% to $3.98

NEW YORK--(BUSINESS WIRE)--February 7, 2013--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Results

  Reported revenue increased $37 million or 6% to $681 million from $644 million in the prior year quarter. Excluding the impact of foreign currency (by translating current and prior year sales at the same exchange rates), local currency sales increased 8% reflecting a high level of new wins and positive volume on existing business. Our expanding footprint in emerging markets accounted for 49% of fourth quarter sales.
  On a like-for-like (LFL) basis, which excludes the exit of Flavors low-margin sales activities, local currency sales increased 10%.
  Net income for the quarter totaled $68.1 million, or $0.83 per share, compared with net income of $24.4 million or $0.30 per share in the prior year quarter. Net income in the fourth quarter of 2011 included an aggregate charge of $36.8 million, or $0.44 per share, related to a patent litigation settlement and restructuring and other charges.
  Excluding the patent litigation settlement and restructuring charges from the prior year’s results, adjusted net income increased 11% to $68.1 million from $61.1 million in the prior year quarter, and adjusted earnings per share (EPS) increased 12% to $0.83 per share from $0.74 per share in the prior year quarter.

Full Year 2012 Results

  Reported revenue for the full year increased 1% to $2.8 billion. Local currency sales increased 4% for the full year, reflecting accelerated momentum throughout the year. On a like-for-like basis, sales increased 5%. The emerging markets accounted for 47% of full year sales.
  Net income for the full year totaled $254.1 million, or $3.09 per share, compared with net income of $266.9 million or $3.26 per share in the prior year. Net income for the full year includes special charges of $73.4 million, or $0.89 per share, almost all of which is related to the previously-announced Spanish tax settlement. Net income for the prior year included an aggregate charge of $39.3 million, or $0.47 per share, related to a patent litigation settlement and restructuring and other charges.

  Excluding these charges from operating results, adjusted net income increased 7% to $327.5 million from $306.2 million and full year adjusted EPS increased 6% to $3.98 from $3.74.
  Cash flows from operations for the full year were $333.1 million, or 11.8% of sales, compared with $189.2 million, or 6.8% of sales in the prior year. Cash flow from operations for 2012 includes a $105.5 million cash outflow arising from the Spanish tax settlement, and for 2011 includes a $40 million payment for a patent litigation settlement. Excluding these items, the Company’s cash flow from operations nearly doubled in 2012.

Management Commentary

Doug Tough, Chairman and CEO, said, “We had a strong finish to the year, driven by our diverse product portfolio, expanding geographic footprint and commitment to providing customers with innovative and superior products that are desired and enjoyed by consumers all around the world. This diversification allowed us to achieve strong broad-based growth in the fourth quarter, led by double-digit growth in the emerging markets. Both business units contributed to our gross margin performance, reflecting strong new wins from our continued focus on innovation, ongoing manufacturing leverage, and the impact of exiting lower margin sales activities. Our strong top-line performance enabled us to achieve local currency sales, operating profit and EPS growth in line with our long-term targets.”

“For the full year we delivered local currency sales growth of 4%, marking the third consecutive year of top-line growth in line with our long-term growth targets. We made targeted investments to expand our footprint in the growing markets of Greater Asia, which included opening a new manufacturing facility in Singapore and a creative center in India, continuing construction on our facility in China, and initiating investments behind our recently-announced capacity expansion project in Turkey. Based on our consumer insights and market knowledge, our research programs are aligned under our key R&D platforms, which are designed to meet the consumer needs of today while anticipating the consumer preferences of tomorrow. We announced earlier this week that we are have made further progress with our biotechnology partner, Evolva, on creating an alternative route for vanillin, which we believe will provide us with a sustainable source for this key flavoring ingredient and give us a strong competitive advantage.”

“We are very well positioned in the market, and enter 2013 with a strong R&D pipeline and solid growth momentum. We have confidence in our strengths and will continue to focus on excellence in execution of our strategies.”

Fourth Quarter 2012 Operating Highlights

  Local currency sales increased 8%, supported by 11% growth in the emerging markets, and 6% growth in the developed markets. On a like-for-like basis, local currency sales increased 10%.
  Gross profit margins, as a percentage of sales, improved to 42.2%, compared with 37.9% in the fourth quarter of 2011. The improved performance was driven by favorable manufacturing leverage due to the strong volume growth, cost savings initiatives, an improved sales mix including benefits associated with exiting low-margin sales activities in Flavors, and the continued benefits of pricing which helped to offset the continued high level of input costs.

  Research, selling and administrative (RSA) expenses, as a percentage of sales, was 27.6% compared with 29.0% in the fourth quarter of 2011. Excluding the impact of the 2011 patent litigation settlement, adjusted RSA, as a percentage of sales, increased 380 basis points to 27.6% compared with 23.8% in the prior year quarter, primarily as a result of higher incentive compensation accruals owing to the strength of our strong performance this quarter and its impact on the achievement of our full year sales growth targets. Before the impact of incentive compensation, adjusted RSA as a percentage of sales would have shown a decrease versus a year ago.
  Operating profit totaled $99.2 million, compared with $47.8 million in the prior year quarter. Operating profit in the prior year quarter included an aggregate charge of $43 million related to the patent litigation settlement and restructuring charges. Excluding these items, adjusted operating profit increased $8 million, or 9%, to $99.2 million from $91.1 million in the prior year, as a result of volume growth, mix improvements and manufacturing leverage, which more than offset increased incentive compensation accruals. Adjusted operating profit margin increased 50 basis points to 14.6% from 14.1% in the prior year.
  Interest expense decreased by $0.2 million in the fourth quarter compared with the prior year quarter, reflecting lower levels of outstanding debt.
  The effective tax rate for the quarter was 23.2% compared with 39.8% in the prior year. The prior year tax rate was negatively impacted by the patent litigation settlement and restructuring charges. The quarter-over-quarter reduction also reflects favorable adjustments to provisions for uncertain tax positions and a lower cost of repatriation. These items were partially offset by the absence of the R&D tax credit in 2012.

Fourth Quarter 2012 Segment Results

Fragrances Business Unit

  Reported revenue increased 10% to $354 million in the fourth quarter, compared with $322 million in the fourth quarter of 2011. Local currency sales increased 13% in the fourth quarter. Fragrance Compounds momentum continued this quarter with local currency growth of 15%, marking the third consecutive quarter of accelerated growth.
  Fragrance Ingredients delivered local currency sales growth of 6%, which marked the first quarter of growth since Q1 2011.
  Strong new customer wins and broad-based growth in our Fragrance Compounds business drove local currency sales growth of 15%, with double-digit growth in Latin America, Greater Asia and North America and solid growth in EAME. Fine Fragrance and Beauty Care achieved 19% local currency sales growth and Functional Fragrance delivered 12% local currency sales growth.
  Fragrances gross margins increased over the prior year quarter primarily due to strong new wins, favorable category mix, cost savings initiatives and the continued benefits of pricing which is helping to offset the continued high level of input costs.

  Segment profit totaled $53 million in the fourth quarter of 2012 compared with $37 million in the fourth quarter of 2011, or an increase of 44%. The improved segment profit is due to strong volume growth combined with gross margin expansion, which offset increased incentive compensation expenses this quarter. Segment profit margin increased 360 basis points to 15.1% from 11.5%.

Flavors Business Unit

  Reported revenue increased 1% to $326 million in the fourth quarter from $323 million in the prior year quarter.
  Local currency sales increased 3% in the fourth quarter fueled by stronger growth in the emerging markets of Southeast Asia and Latin America combined with steady growth in the developed markets of North America and Western Europe. On a like-for-like basis, local currency sales increased 7% over the prior year quarter, led by 15% LFL growth in North America.
  From an end-use category perspective, local currency sales growth was fueled by double-digit growth in Beverages, particularly in North America, followed by solid growth in Savory and Dairy, primarily in Greater Asia.
  Flavors gross margins increased over the prior year quarter primarily due to favorable category mix, the impact of exiting low-margin sales activities, and the continued benefits of previous pricing to help offset the continued high level of input costs.
  Segment profit totaled $62 million in the fourth quarter of 2012, compared with $63 million in the fourth quarter of 2011. Overall sales growth and expanded gross margins due to favorable category mix and pricing realization were more than offset by higher RSA expenses, including increased incentive compensation expense. Segment profit margin decreased 60 basis points to 19.0% from 19.6%.

Full Year 2012 Operating Highlights

  Local currency sales increased 4%, reflecting 8% growth in emerging markets. On a like-for-like basis, local currency sales increased 5%.
  Gross profit margins, as a percentage of sales, improved to 41.7%, compared with 39.6% in 2011. The improved performance was due to an improved mix of business, the benefits associated with exiting low-margin sales activities, continued pricing, moderating raw material cost increases and ongoing manufacturing efficiencies.
  Research, selling and administrative (RSA) expenses, as a percentage of sales, was 24.4% compared with 23.8% in 2011. Excluding the impact of the 2011 patent litigation settlement, the adjusted RSA, as a percentage of sales, increased 180 points to 24.4% compared with 22.6% in 2011, primarily as a result of higher incentive compensation accruals and pension expenses.
  Operating profit totaled $487 million in 2012 compared with $428 million in 2011. Excluding an aggregate charge of $46.7 million related to the patent litigation and restructuring charges from the prior year’s results, and $1.7 million of restructuring charges form the current year’s results, adjusted operating profit increased $14 million or 3% to $488 million in 2012 from $474 million in 2011. Adjusted operating profit margins increased 30 basis points to 17.3% from 17.0%.

  Interest expense decreased by $3 million year-over-year, reflecting lower levels of outstanding debt.
  The effective tax rate was 42.7% in 2012 as compared to a rate of 28.6% in the prior year. Excluding the impact of the 2011 and 2012 items previously noted, including the 2011 patent litigation and restructuring charges and the 2012 Spanish tax settlement and restructuring charges, the adjusted effective tax rate for 2012 was 26.4%, compared with 27.1% in the prior year. The year-over-year reduction reflects favorable adjustments to provisions for uncertain tax positions in 2012, combined with a lower cost of repatriation. These favorable impacts were partially offset by the absence of the US R&D tax credit in 2012.

Full Year 2012 Segment Results

Fragrances Business Unit

  Reported revenue for the full year of $1.4 billion was flat compared with the prior year. Fragrance local currency sales increased 3%. The Fragrances segment contributed 51% of the total consolidated revenue.
  For the full year, Fragrance Compounds had local currency growth of 7%, compared with 1% local currency growth in 2011. Fragrance Ingredients, although improving over the course of the year, declined 10% in local currency sales in 2012 versus 2011.
  Fragrance Compounds showed positive local currency sales growth across all regions, with double-digit growth in Latin America and solid growth in Greater Asia, North America and EAME. Both Fine Fragrance & Beauty Care and Functional delivered full year local currency sales growth of 7% due to strong new customer wins.
  Fragrances gross margins increased over the prior year primarily due to new customer wins, favorable category mix, and productivity gains from cost savings initiatives and continued pricing to offset higher input costs.
  Segment profit totaled $238 million in 2012 compared with $227 million in the prior year, or an increase of 5%. The segment profit improvement is due to improved category mix and pricing, combined with ongoing cost discipline including the benefit from the strategic realignment plan announced in the first quarter of 2012, which more than offset higher raw material costs. Segment profit margin increased 80 basis points to 16.5% from 15.7%.

Flavors Business Unit

  Reported revenue for the full year increased 2% to $1.4 billion. The Flavors segment contributed 49% of the total consolidated revenue.
  Local currency sales increased 5% for the full year and increased 8% on a LFL basis, supported by 9% growth in emerging markets. Greater Asia, Flavors largest region, delivered growth of 7% for the full year growth, or 8% on a LFL basis. The developed market of North America delivered like-for-like growth of 9%.
  From an end-use category perspective, local currency growth was fueled by double-digit growth in Beverages, followed by solid growth in Savory and Dairy.

  Flavors full year gross margins increased over the prior year primarily due to favorable category mix, the impact of exiting low-margin sales activities and continued pricing.
  Full year segment profit for Flavors totaled $298 million compared with $284 million in the prior year. The improved segment profit is due to strong volume growth, favorable category mix and pricing realization that more than offset higher raw material costs, ongoing investments in R&D and increased incentive compensation expenses. Segment profit margin increased 50 basis points to 21.6% from 21.1%.

Audio Webcast

A live webcast to discuss the Company's fourth quarter and full year 2012 financial results, and first quarter and full year 2013 outlook will be held today, February 7, 2013, at 10:00 a.m. EST. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,700 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding (i) the Company’s belief on the impact of its research strategy on future consumer needs and preferences, (ii) the Company’s expectation regarding the impact of its partnership with Evolva and (iii) the Company’s expectations regarding its competitive position in the market and its financial operational expectations for 2013. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the general worldwide economic climate and the economic climate for the Company’s industry and demand for the Company’s products; (2) fluctuations in the price, quality and availability of raw materials; (3) changes in consumer preferences; (4) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (5) the Company’s ability to successfully develop new and competitive products and enter and expand its sales in new and other emerging markets; (6) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (7) unanticipated costs and construction delays in the expansion of the Company’s facilities; (8) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (9) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (10) the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, or the responses to or repercussion from any of these or similar events or conditions; (11) the ability of Evolva to develop an alternative route for vanillin which will meet consumers and the Company’s clients’ needs and (12) adverse changes due to accounting rules or regulations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

	2012	2011	% Change	2012	2011	% Change

Net sales	$680,558	$644,383	6	$2,821,446	$2,788,018	1
Cost of goods sold	393,490	399,985	(2)	1,645,912	1,683,362	(2)
Gross margin	287,068	244,398	17	1,175,534	1,104,656	6
Research and development	62,245	52,459	19	233,713	219,781	6
Selling and administrative	125,594	134,349	(7)	453,535	443,974	2
Restructuring and other charges	-	9,805	(100)	1,668	13,172	(87)
Interest expense	10,423	10,670	(2)	41,753	44,639	(6)
Other expense (income), net	116	(3,415)	(103)	1,450	9,544	(85)
Pretax income	88,690	40,530	119	443,415	373,546	19
Income taxes	20,571	16,136	27	189,281	106,680	77
Net income	$68,119	$24,394	179	$254,134	$266,866	(5)

Earnings per share - basic	$0.83	$0.30		$3.11	$3.30
Earnings per share - diluted	$0.83	$0.30		$3.09	$3.26

Average shares outstanding
Basic	81,318	80,677		81,108	80,456
Diluted	81,998	81,596		81,833	81,467

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2012	2011
Cash & cash equivalents	$324,422	$88,279
Receivables	499,443	472,346
Inventories	540,658	544,439
Other current assets	208,036	212,156
Total current assets	1,572,559	1,317,220

Property, plant and equipment, net	654,641	608,065
Goodwill and other intangibles, net	702,270	708,345
Other assets	320,130	331,951
Total assets	$3,249,600	$2,965,581

Bank borrowings and overdrafts, and
current portion of long-term debt	$150,071	$116,688
Other current liabilities	472,661	447,878
Total current liabilities	622,732	564,566

Long-term debt	881,104	778,248
Non-current liabilities	493,209	515,360

Shareholders' equity	1,252,555	1,107,407
Total liabilities and shareholders' equity	$3,249,600	$2,965,581

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2012	2011
Cash flows from operating activities:

Net income	$254,134	$266,866
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	76,667	75,327
Deferred income taxes	(15,878)	25,357
Gain on disposal of assets	(4,461)	(3,184)
Stock-based compensation	19,716	20,547
Pension settlement/curtailment	874	3,583
Spanish tax charge	72,362	-
Payments pursuant to Spanish tax settlement	(105,503)	-
Changes in assets and liabilities
Trade receivables	(33,056)	(35,697)
Inventories	4,571	(25,199)
Accounts payable	(740)	(5,859)
Accruals for incentive compensation	34,632	(49,964)
Other current payables and accrued expenses	29,203	(45,491)
Changes in other assets/liabilities	558	(37,096)
Net cash provided by operating activities	333,079	189,190

Cash flows from investing activities:

Additions to property, plant and equipment	(126,140)	(127,457)
Purchase of insurance contracts	(1,127)	(1,936)
Maturities of net investment hedge	1,960	(2,475)
Proceeds from disposal of assets	1,763	705
Net cash used in investing activities	(123,544)	(131,163)

Cash flows from financing activities:
Cash dividends paid to shareholders	(130,943)	(90,250)
Net change in revolving credit facility borrowings and overdrafts	138,756	92,662
Repayments of long-term debt	-	(123,708)
Proceeds from issuance of stock under stock plans	9,211	14,656
Excess tax benefits on stock-based payments	8,380	5,933
Net cash provided by (used in) financing activities	25,404	(100,707)
Effect of exchange rates changes on cash and cash equivalents	1,204	(373)
Net change in cash and cash equivalents	236,143	(43,053)
Cash and cash equivalents at beginning of year	88,279	131,332
Cash and cash equivalents at end of period	$324,422	$88,279

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net Sales
Flavors	$326,445	$322,736	$1,378,377	$1,347,340
Fragrances	354,113	321,647	1,443,069	1,440,678
Consolidated	680,558	644,383	2,821,446	2,788,018

Segment Profit
Flavors	61,867	63,127	298,326	284,246
Fragrances	53,333	36,925	238,379	226,560
Global Expenses	(15,971)	(8,967)	(48,419)	(36,410)
Restructuring and other charges, net	-	(9,805)	(1,668)	(13,172)
Patent Settlement Litigation	-	(33,495)	-	(33,495)
Operating profit	99,229	47,785	486,618	427,729

Interest Expense	(10,423)	(10,670)	(41,753)	(44,639)
Other (expense) income, net	(116)	3,415	(1,450)	(9,544)
Income before taxes	$88,690	$40,530	$443,415	$373,546

Profit Margin
Flavors	19.0%	19.6%	21.6%	21.1%
Fragrances	15.1%	11.5%	16.5%	15.7%
Consolidated	14.6%	7.4%	17.2%	15.3%

International Flavors & Fragrances Inc.
Sales Performance by Region and Category
(Unaudited)

		% Change in Sales - Fourth Quarter 2012 vs. Fourth Quarter 2011
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	17%	7%	9%	10%	3%	7%

EAME	Reported	-1%	1%	5%	1%	-2%	0%
	Local Currency	5%	6%	10%	7%	3%	5%

Latin America	Reported	53%	14%	-10%	26%	0%	16%
	Local Currency	59%	15%	-9%	29%	4%	20%

Greater Asia	Reported	4%	21%	-5%	12%	3%	6%
	Local Currency	5%	22%	-4%	13%	4%	7%

Total	Reported	15%	9%	3%	10%	1%	6%
	Local Currency	19%	12%	6%	13%	3%	8%

		% Change in Sales - Full Year 2012 vs. Full Year 2011
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	6%	3%	-5%	2%	3%	2%

EAME	Reported	-7%	-1%	-17%	-7%	-1%	-5%
	Local Currency	0%	6%	-13%	-1%	6%	2%

Latin America	Reported	22%	11%	-9%	13%	0%	9%
	Local Currency	26%	12%	-8%	15%	4%	12%

Greater Asia	Reported	1%	5%	-16%	1%	5%	4%
	Local Currency	3%	6%	-16%	1%	7%	5%

Total	Reported	3%	4%	-12%	0%	2%	1%
	Local Currency	7%	7%	-10%	3%	5%	4%

Note: Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2012 period

International Flavors & Fragrances Inc.
Reconciliation of Like-for-Like Sales Growth
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

% Change in Sales for the Three Months Ended December 31, 2012

	Reported Sales Growth	Local Currency Sales Growth (1)	Exit of Low- Margin Sales Activities	Like-For-Like Sales Growth (2)
Total Company	6%	8%	2%	10%

Flavors:
North America	3%	3%	12%	15%
EAME	-2%	3%	1%	4%
Latin America	0%	4%	2%	6%
Greater Asia	3%	4%	1%	5%
Total Flavors	1%	3%	4%	7%

% Change in Sales for the Twelve Months Ended December 31, 2012

	Reported Sales Growth	Local Currency Sales Growth (1)	Exit of Low- Margin Sales Activities	Like-For-Like Sales Growth (2)
Total Company	1%	4%	1%	5%

Flavors:
North America	3%	3%	6%	9%
EAME	-1%	6%	1%	7%
Latin America	0%	4%	2%	6%
Greater Asia	5%	7%	1%	8%
Total Flavors	2%	5%	3%	8%

(1)	Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2012 period
(2)	Like-for-like is a non-GAAP metric that excludes the impact of exiting low-margin sales activities and foreign exchange

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

In the fourth quarter of 2012, there were no items impacting comparability.

	Fourth Quarter 2011
	Items Impacting Comparability
	Reported (GAAP)		Patent Litigation Settlement	Restructuring and Other Charges		Adjusted (Non-GAAP)

Net Sales	644,383		-	-
Cost of Goods Sold	399,985		-	-
Gross Profit	244,398		-	-
Research and Development	52,459		-	-
Selling and Administrative	134,349		(33,495)	-		100,854
RSA Expense	186,808		(33,495)	-		153,313
Restructuring and other charges, net	9,805		-	(9,805)	(a)	-
Operating Profit	47,785		33,495	9,805		91,085
Interest Expense	10,670		-	-
Other (income) expense, net	(3,415)		-	-
Income before taxes	40,530		33,495	9,805		83,830
Income Taxes	16,136		(3,649)	(2,901)		22,686
Net Income	24,394		29,846	6,904		61,144

Earnings per share - diluted	$0.30	(b)	$0.36	$0.08		$0.74

(a)	Primarily related to category realignment and reduction in workforce ($8M Fragrances, $1.5M Flavors and $0.5M Corporate)
(b)	The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Full Year 2012
	Items Impacting Comparability
	Reported (GAAP)	Spanish Tax Settlement		Restructuring and Other Charges		Adjusted (Non-GAAP)

Net Sales	2,821,446	-		-
Cost of Goods Sold	1,645,912	-		-
Gross Profit	1,175,534	-		-
Research and Development	233,713	-		-
Selling and Administrative	453,535	-		-
RSA Expense	687,248	-		-
Restructuring and other charges, net	1,668	-		(1,668)	(b)	-
Operating Profit	486,618	-		1,668		488,286
Interest Expense	41,753	-		-
Other (Income) expense, net	1,450	-		-
Income before taxes	443,415	-		1,668		445,083
Taxes on Income	189,281	72,362	(a)	(621)		117,540
Net Income	254,134	72,362		1,047		327,543

Earnings per share - diluted	$3.09	$0.88		$0.01		$3.98

(a)	Pursuant to the Spanish tax settlement announced on August 2; includes a $0.71 per share charge to net income covering the fiscal years 2004 - 2010, and a $0.17 per share accrual for uncertain tax positions for years not settled
(b)	Related to restructuring program announced in Q1 2012

	Full Year 2011
	Items Impacting Comparability

	Reported (GAAP)		Patent Litigation Settlement	Restructuring and Other Charges		Adjusted (Non-GAAP)

Net Sales	2,788,018		-	-
Cost of Goods Sold	1,683,362		-	-
Gross Profit	1,104,656		-	-
Research and Development	219,781		-	-
Selling and Administrative	443,974		(33,495)	-		410,479
RSA Expense	663,755		(33,495)	-		630,260
Restructuring and other charges, net	13,172		-	(13,172)	(a)	-
Operating Profit	427,729		33,495	13,172		474,396
Interest Expense	44,639		-	-
Other (income) expense, net	9,544		-	-
Income before taxes	373,546		33,495	13,172		420,213
Income Taxes	106,680		(3,649)	(3,728)		114,057
Net Income	266,866		29,846	9,444		306,156

Earnings per share - diluted	$3.26	(b)	$0.36	$0.11		$3.74

(a)	Related to category realignment and reduction in workforce ($8M Fragrances, $1.5M Flavors and $0.5M Corporate) and Fragrance European facility rationalization ($3.4M)
(b)	The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences

CONTACT:
Investor Relations:
International Flavors & Fragrances Inc.
Shelley Young, 212-708-7271
Director, Investor Relations